Exhibit 10.8

EXECUTION COPY

SECOND AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), dated as of May 20, 2015, by and among MICHAEL KORS (USA), INC., a Delaware corporation having its principal executive office in New York County, New York (the “Company”), MICHAEL KORS HOLDINGS LIMITED, a British Virgin Islands corporation having its principal executive office in London, United Kingdom (“MKHL”) and JOHN D. IDOL (“Executive”).

WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by the Company, in accordance with the terms and provisions herein contained.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

1. Employment.

(a) The Company hereby employs Executive, and Executive hereby accepts such employment, on the terms and subject to the conditions contained herein.

(b) Executive shall serve as the Chairman and Chief Executive Officer of the Company and MKHL faithfully and to the best of his ability. Substantially all of Executive’s business time will be dedicated to serving as Chairman and Chief Executive Officer of the Company and MKHL. Executive shall have general authority over the business of the Company and shall manage the day-to-day operations of the Company; provided, however, that Executive understands and agrees that (i) the Board of Directors of MKHL (the “Board”) will be responsible for setting overall strategic goals of MKHL and its subsidiaries (including, without limitation, the Company) and advising Executive with respect thereto, and (ii) the Board’s and/or certain of its members’ active strategic involvement in matters relating to design direction, marketing concepts, production logistics and financial objectives shall not be deemed to constitute managing day-to-day operations. Executive will report only to the Board, and, subject to any existing contractual obligations of MKHL and its subsidiaries, all other executives of the Company shall report to Executive, unless Executive determines otherwise. Executive acknowledges and agrees that, except as otherwise provided in accordance with Section 1(c), the Company and/or MKHL, as applicable, will be his sole employers in respect of the services contemplated by this Agreement, and the Company and/or MKHL, as applicable, will provide all payments and benefits to Executive under this Agreement.

(c) At the request of MKHL, Executive further agrees, without additional compensation, to act as an officer and/or director of subsidiaries of MKHL, other than the Company. At the direction of MKHL, any rights and obligations of the Company hereunder may be assigned, in whole or in part, to such subsidiaries; provided that the Company’s or MKHL’s, as applicable, obligations with respect to compensation and benefits, including, without limitation, Base Salary (as defined below), shall remain the Company’s or MKHL’s obligations, unless Executive consents in writing to such assignment, which such consent shall not be unreasonably withheld.

(d) During Executive’s employment hereunder, MKHL and the Company shall each use its best efforts to cause Executive to be elected or appointed, as the case may be, to the position of Chairman of the Board of each of MKHL and the Company (the “Company Board”). Executive agrees that upon termination of his employment hereunder for any reason, he shall resign immediately from both the Board and the Company Board, as well as from any officerships and/or other directorships with MKHL or any of its subsidiaries.

(e) Executive shall devote substantially his full business time and attention and his best efforts to the performance of his duties hereunder; provided, however, that Executive may engage in charitable, educational, civic and religious activities and may participate as an investor, officer or director or otherwise manage passive personal investments owned by or for the benefit of Executive or members of his immediate family, but only to the extent such activities and service are permitted under Section 9(c) of this Agreement and do not interfere with the performance of Executive’s duties and responsibilities hereunder.

2. Term. The term of the employment of Executive with the Company commenced on December 2, 2003 and shall continue under this Agreement through March 31, 2018 (the “Initial Term”), subject to the terms and provisions of this Agreement. After the expiration of the Initial Term, this Agreement shall be automatically renewed for additional one-year terms (each, a “Renewal Term”) unless either the Company or Executive gives written notice to the other of the termination of this Agreement at least ninety (90) days in advance of the next successive one-year term. Any election by the Company or Executive not to renew such employment at the end of the Initial Term or any Renewal Term shall be at the sole, absolute discretion of the Company or Executive, respectively. The period Executive is employed hereunder during the Initial Term and any such Renewal Terms is referred to herein as the “Term”.

3. Salary. During the Term, Executive’s base salary (“Base Salary”) shall be at the rate of US$1,000,000 per year, which, except as otherwise set forth in the last sentence of this Section 3, shall be payable by the Company to Executive in accordance with the Company’s customary payroll practices in effect from time to time. The Base Salary shall be subject to possible increases at the sole discretion of the Board; provided, however, that in no event shall Executive’s Base Salary during the Term be less than at the rate of US$1,000,000 per year. A portion of Executive’s Base Salary equal to the annual retainer paid to MKHL’s independent directors (currently US$70,000) shall be payable to Executive by MKHL on a quarterly basis at the same time such retainer payments are paid to the independent directors of MKHL.

4. Bonus.

(a) Bonus. During the Term, commencing with MKHL’s fiscal year that began March 29, 2015 (the “2016 Fiscal Year”), Executive shall be eligible to receive the bonuses described in this Section 4, subject to approval of the bonus plan pursuant to which the bonuses will be paid by the shareholders of MKHL in a manner that complies with the shareholder approval requirements of Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (“Section 162(m)”). Executive must be employed by MKHL or the Company as of the last day of the applicable performance period described below in order to be eligible to receive the bonus payable in respect of such period. Each bonus shall be administered by the Compensation Committee of the Board (the “Compensation Committee”).

(b) Part-Year Bonus. During the Term, commencing with the 2016 Fiscal Year, Executive shall be eligible to receive a bonus (the “Part-Year Bonus”) with respect to the performance period beginning on the first day of each fiscal year and ending on the last day of the second fiscal quarter of such year (the “Part-Year Performance Period”). The amount of the Part-Year Bonus shall be 1% of the consolidated income from operations of MKHL for the Part-Year Performance Period, increased by depreciation plus amortization plus impairment of long-lived assets, in each case calculated in accordance with U.S. generally accepted accounting principles and disclosed in MKHL’s Consolidated Statements of Operations and Comprehensive Income (“MKHL EBITDA”), up to a maximum of US$1,500,000. The Compensation Committee must certify the MKHL EBITDA for the Part-Year Performance Period and the amount of the Part-Year Bonus. Once certified, the Part-Year Bonus will be paid to Executive reasonably promptly and in no event later than December 30 next following the last day of the applicable Part-Year Performance Period.

(c) Annual Bonus. During the Term, commencing with the 2016 Fiscal Year, Executive shall be eligible to receive an annual bonus (the “Annual Bonus”) with respect to each full fiscal year of MKHL (the “Annual Performance Period”). The amount of the Annual Bonus shall be (i) 1% of MKHL EBITDA during the Annual Performance Period, up to a maximum of US$6,500,000, reduced by (ii) the amount of the Part-Year Bonus in respect of the same fiscal year. The Compensation Committee must certify the MKHL EBITDA for the Annual Performance Period and the amount of the Annual Bonus. Once certified, the Annual Bonus will be paid to Executive reasonably promptly and in no event later than June 30 next following the last day of the Annual Performance Period.

(d) Clawback. Notwithstanding the foregoing, if the Compensation Committee of the Board determines that Executive was overpaid, in whole or in part, as a result of a restatement of the reported financial or operating results of MKHL due to material non-compliance with financial reporting requirements (unless due to a change in accounting policy or applicable law), the Company shall be entitled to recover or cancel the difference between (i) any bonus payment that was based on having met or exceeded performance targets and (ii) the bonus payment that would have been paid to or earned by Executive had the actual payment or accrual been calculated based on the accurate data or restated results, as applicable (the “Overpayment”). If the Compensation Committee of the Board determines that there has been an Overpayment, the Company shall be entitled to demand that Executive reimburse the Company for the Overpayment. To the extent Executive does not make reimbursement of the Overpayment, the Company shall have the right to enforce the repayment through the reduction of future salary or the reduction or cancellation of outstanding and future incentive compensation and/or to pursue all other available legal remedies in law or in equity. The Compensation Committee of the Board may make determinations of Overpayment at any time through the end of the third (3rd) fiscal year following the year for which the inaccurate performance criteria were measured; provided, that if steps have been taken within such period to restate MKHL’s financial or operating results, the time period shall be extended until such restatement is completed.

5. Equity-Based Compensation.

(a) Equity-Based Awards. Executive shall be eligible, in the discretion of the Compensation Committee of the Board, for share option awards, restricted share unit awards and other equity-based awards under the equity incentive plan generally applicable to eligible employees of the Company (currently the Michael Kors Holdings Limited Omnibus Incentive Plan) (the “Equity Incentive Plan”), in accordance with, and subject to, the terms and conditions of the Equity Incentive Plan as the same may be amended or modified by MKHL or its subsidiaries from time to time in their sole discretion (subject to shareholder approval if required) and the applicable equity award agreement.

(b) Effect of Termination. Except in the case of the termination of Executive for Cause, in which case any share-based awards granted to Executive under the Equity Plan shall be forfeited and any share options granted to Executive under the Equity Plan shall immediately terminate (whether or not vested and/or exercisable), any such equity awards that have become vested and/or exercisable prior to the date of Executive’s termination of employment hereunder (the “Termination Date”) shall remain vested and/or exercisable after the Termination Date in accordance with the terms and conditions of the Equity Incentive Plan and/or any applicable equity award agreement.

6. Employee Benefits.

(a) Generally. During the Term, Executive shall be entitled to participate in any and all Company employee benefit plans and programs (but, except as otherwise provided in this Agreement or as determined by the Compensation Committee of the Board, excluding bonus plans), which generally are made available to senior officers of the Company, in accordance with, and subject to, the terms and conditions of such plans and programs (including, without limitation, any eligibility limitations) as they may be modified by the Company from time to time in its sole discretion.

(b) Life Insurance. During the Term, the Company shall pay the premiums, up to a maximum of $50,000 per annum, for the $5,000,000 whole life insurance policy presently maintained by Executive.

(c) Vacation. During the Term, Executive shall be entitled to six (6) weeks of paid vacation in each fiscal year of the Company. Executive shall forfeit any vacation time that remains unused at the end of any fiscal year.

(d) Transportation. During the Term, the Company shall provide Executive with an automobile and driver for transportation to and from the Company’s offices and for other business purposes. Such automobile shall be a Mercedes-Benz S-Class or an automobile at least substantially equivalent in price thereto.

(e) Expense Reimbursement. During the Term, the Company shall reimburse Executive for all reasonable and necessary expenses (including first class air travel and the use of the corporate jet) incurred by Executive incident to the performance of his duties hereunder, in accordance with the Company’s policies and procedures.

7. Termination of Employment.

(a) Death and Total Disability. Executive’s employment under this Agreement shall terminate immediately upon his death or Total Disability (as defined below). For purposes of this Agreement, the term “Total Disability” shall mean any mental or physical condition that: (i) prevents Executive from reasonably discharging his services and employment duties hereunder; (ii) is attested to in writing by a physician who is licensed to practice in the State of New York and is mutually acceptable to Executive and the Company (or, if the Executive and the Company are unable to mutually agree on a physician, the Company Board may select a physician who is a chairman of a department of medicine at a university-affiliated hospital in the City of New York); and (iii) continues, for any one or related condition, during any period of six (6) consecutive months or for a period aggregating six (6) months in any twelve-month period. Total Disability shall be deemed to have occurred on the last day of such applicable six-month period.

(b) Cause. The Company shall at all times, upon written notice to Executive given at least ten (10) days prior to the Termination Date, have the right to terminate this Agreement and the employment of Executive hereunder for Cause (as defined below); provided, however, that prior to such termination taking effect, Executive shall have been given an opportunity to meet with the Board, and a majority of the Board shall have thereafter voted to terminate Executive’s employment.

For purposes of this Agreement, the term “Cause” means the occurrence of any one of the following events: (i) Executive’s gross negligence, willful misconduct or dishonesty in performing his duties hereunder; (ii) Executive’s conviction of a felony (other than a felony involving a traffic violation); (iii) Executive’s commission of a felony involving a fraud or other business crime against MKHL or any of its subsidiaries; or (iv) Executive’s breach of any of the covenants set forth in Section 9 hereof; provided that, if such breach is curable, Executive shall have an opportunity to correct such breach within thirty (30) days after written notice by the Company to Executive thereof.

(c) Change of Control. Unless otherwise agreed by the Company and Executive, this Agreement shall automatically terminate upon a Change of Control. For purposes of this Agreement, a “Change of Control” shall be deemed to have occurred when any person, entity or group of affiliated persons or entities purchase or otherwise acquire (i) more than 50% of the combined voting power of the outstanding stock of MKHL or (ii) all or substantially all of MKHL’s assets.

(d) Executive Termination Without Good Reason. Executive agrees that he shall not terminate his employment for any reason other than Good Reason without giving the Company at least six (6) months’ prior written notice of the effective date of such termination. Executive acknowledges that the Company retains the right to waive the notice requirement, in whole or in part, and accelerate the effective date of Executive’s termination. If the Company elects to waive the notice requirement, in whole or in part, the Company shall have no further obligations to Executive under this Agreement other than to make the payments specified in Section 8(a). After Executive provides a notice of termination, the Company may, but shall not be obligated to, provide Executive with work to do and the Company may, in its discretion, in respect of all or part of an unexpired notice period, (i) require Executive to comply with such conditions as it may specify in relation to attending at, or remaining away from, the Company’s places of business, or (ii) withdraw any powers vested in, or duties assigned to, Executive. For purposes of a notice of termination given pursuant to this Section 7(d), the Termination Date shall be the last day of the six (6) month notice period, unless the Company elects to waive the notice requirement as set forth herein.

For purposes of this Agreement, “Good Reason” means and shall be deemed to exist if: (i) Executive is assigned duties or responsibilities that are inconsistent in any material respect with the scope of the duties or responsibilities of his title or position, as set forth in this Agreement; (ii) the Company or MKHL fails to perform substantially any material term of this Agreement, and, if such failure is curable, fails to correct such failure within thirty (30) days after written notice by Executive to the Company or MKHL, as applicable; (iii) Executive’s office is relocated more than fifty (50) miles from its location immediately prior to such relocation; (iv) the Company or MKHL fails to have this Agreement assumed by a successor; (v) Executive’s duties or responsibilities are significantly reduced, except with respect to any corporate action initiated or recommended by Executive and approved by the Board; (vi) Executive is involuntarily removed from the Board and the Company Board (other than in connection with a termination of employment for Cause, voluntary termination without Good Reason, death or Total Disability); or (vii) subject to the proviso set forth in the third sentence of Section 1(b) above, the Board is managing the day-to-day operations of the Company and, after receipt of written notice from Executive to such effect (and sufficient time to cease such involvement), the Board continues to do so.

(e) Executive Termination for Good Reason. Executive may terminate his employment hereunder for Good Reason (and this Agreement shall accordingly terminate) by providing written notice of his intention to terminate, and specifying the circumstances relating thereto, to the Board within thirty (30) days following the occurrence of any of the events specified above as constituting Good Reason and at least ten (10) days prior to the Termination Date.

8. Consequences of Termination or Breach.

(a) Termination Due to Death or Total Disability, for Cause, Upon Change of Control or Without Good Reason. If Executive’s employment under this Agreement is terminated under Sections 7(a), 7(c) or 7(d) hereunder, or Executive terminates his employment for any reason other than Good Reason, Executive shall not thereafter be entitled to receive any compensation and benefits under this Agreement other than for (i) Base Salary earned but not yet paid prior to the Termination Date, (ii) vested equity in accordance with Section 5(b), (iii) payment for any untaken accrued vacation during the calendar year, (iv) reimbursement of any expenses pursuant to Section 6(e) incurred prior to the Termination Date, (v) any Part-Year Bonus with respect to a Part-Year Performance Period that was completed prior to Executive’s termination from employment but which has not yet been paid, and (vi) any Annual Bonus with respect to any Annual Performance Period that was completed prior to Executive’s termination from employment but which has not yet been paid, and in the case of each of clauses (v) and (vi), such bonuses shall be paid at such times as they would have otherwise been paid to Executive hereunder had employment not been terminated and such bonus amounts shall be subject to certification by the Compensation Committee as described in Section 4 of this Agreement (collectively, the “Accrued Obligations”), plus, in the case of termination due to death or Total Disability only, the Pro Rata Bonus Payment (as defined below). If Executive’s employment under this Agreement is terminated by the Company for Cause, Executive shall not thereafter be entitled to receive any compensation and benefits under this Agreement other than for the Accrued Obligations set forth in clauses (i), (iii) and (iv) above.

(b) Termination Without Cause or With Good Reason. If Executive’s employment under this Agreement is terminated by the Company without Cause (which right the Company shall have at any time during the Term) and other than for the reasons provided for in Sections 7(a) or 7(c) above, or Executive terminates his employment for Good Reason, the sole obligations of the Company to Executive shall be: (i) to make the payments described in Section 8(a) for Accrued Obligations, (ii) to make the Pro Rata Bonus Payment and (iii) to pay to Executive in a single lump sum payment, within thirty (30) days from the Termination Date, a separation allowance equal to two times (A) Executive’s then current Base Salary and (B) the bonus payment(s) paid or payable to Executive pursuant to Section 4 with respect to MKHL’s last full fiscal year ended prior to the Termination Date. For purposes of this

Agreement, “Pro Rata Bonus Payment” shall mean, (x) with respect to a termination that occurs during the course of any Part-Year Performance Period, an amount representing the amount that the Part-Year Bonus would have been, based on actual performance over the course of the Part-Year Performance Period, assuming Executive’s employment had not been terminated hereunder, multiplied by a fraction the numerator of which is the number of days Executive was employed hereunder during the Part-Year Performance Period and the denominator of which is the full number of days in the Part-Year Performance Period and (y) with respect to a termination that occurs during the course of any Annual Performance Period, an amount representing the amount that the Annual Bonus would have been, based on actual performance over the course of the Annual Performance Period, assuming Executive’s employment had not been terminated hereunder, multiplied by a fraction the numerator of which is the number of days Executive was employed hereunder during the Annual Performance Period and the denominator of which is the full number of days in the Annual Performance Period. Executive acknowledges and agrees that in the event the Company terminates Executive’s employment without Cause and other than for the reasons provided for in Sections 7(a) or 7(c) or Executive terminates his employment for Good Reason, Executive’s sole remedy shall be to receive the payments specified in this Section 8(b).

(c) No Duty to Mitigate. Executive shall not be required to mitigate the amount of any damages that Executive may incur or other payments to be made to Executive hereunder as a result of any termination or expiration of this Agreement, nor shall any payments to Executive be reduced by any other payments Executive may receive, except as set forth herein.

9. Restrictive Covenants and Confidentiality.

(a) No-Hire. During the two (2) year period following the Termination Date, Executive shall not employ or retain (or participate in or arrange for the employment or retention of) any person who was employed or retained by the Company or any of its parents, subsidiaries or affiliates within the one (1) year period immediately preceding such employment or retention.

(b) Confidentiality. Recognizing that the knowledge, information and relationship with customers, suppliers and agents, and the knowledge of the Company’s and its parents’, subsidiaries’ and affiliates’ business methods, systems, plans and policies, which Executive shall hereafter establish, receive or obtain as an employee of the Company or any such parent, subsidiary or affiliate, are valuable and unique assets of the businesses of the Company and its parents, subsidiaries and affiliates, Executive agrees that, during and after the Term hereunder, he shall not (otherwise than pursuant to his duties hereunder) disclose, without the prior written approval of the Board, any such knowledge or information pertaining to the Company or any of its parents, subsidiaries and affiliates, their business, personnel or policies, to any person, firm, corporation or other entity, for any reason or purpose whatsoever. The provisions of this Section 9(b) shall not apply to information which is or shall become generally known to the public or the trade (except by reason of Executive’s breach of his obligations hereunder), information which is or shall become available in trade or other publications and information which Executive is required to disclose by law or an order of a court of competent jurisdiction. If Executive is required by law or a court order to disclose such information, he shall notify the Company of such requirement and provide the Company an opportunity (if the Company so elects) to contest such law or court order. Executive agrees that all tangible materials containing confidential information, whether created by Executive or others which shall come into Executive’s custody or possession during Executive’s employment shall be and is the exclusive property of the Company or its parents, subsidiaries and affiliates. Upon termination of Executive’s employment for any reason whatsoever, Executive shall immediately surrender to the Company all confidential information and property of the Company or its parents, subsidiaries or affiliates in Executive’s possession.

(c) Non-Compete. Executive agrees that during the Term, Executive will not engage in, or carry on, directly or indirectly, either for himself or as an officer or director of a corporation or as an employee, agent, associate, or consultant of any person, partnership, business or corporation, any Competitive Business (as defined below); provided, that Executive may own ten percent (10%) or less in a Competitive Business as a passive investor so long as Executive does not manage (whether as a director, officer or otherwise) or exercise influence or control over such business. For purposes of this Agreement, “Competitive Business” shall mean a business which directly competes in any material respects with the Company or its parents, subsidiaries, affiliates or product licensees.

10. Injunction. It is recognized and hereby acknowledged by the parties hereto that a breach or violation by Executive of any of the covenants or agreements contained in Section 9 of this Agreement may cause irreparable harm and damage to the Company or its parents, subsidiaries or affiliates, the monetary amount of which may be virtually impossible to ascertain. Therefore, Executive recognizes and hereby agrees that the Company and its parents, subsidiaries and affiliates shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any breach or violation of any or all of the covenants and agreements contained in Section 9 of this Agreement by Executive and/or his employees, associates, partners or agents, or entities controlled by one or more of them, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other rights or remedies the Company, and its parents, subsidiaries or affiliates may possess.

11. Indemnification. To the extent permitted by law and the Company’s or MKHL’s by-laws or other governing documents, the Company and/or MKHL (as applicable) will indemnify Executive with respect to any claims made against him as an officer, director or employee of MKHL, the Company or any other subsidiary of MKHL, except for acts taken in bad faith or in breach of his duty of loyalty to the Company or MKHL. During the term and for as long thereafter as is practicable, Executive shall be covered under a directors and officers liability insurance policy with coverage limits in amounts no less than that which the Company currently maintains as of the date of this Agreement.

12. Taxes. All payments to be made to and on behalf of Executive under this Agreement will be subject to required withholding of federal, state and local income and employment taxes, and to related record reporting requirements, including, with respect to the retainer payment referred to in the last sentence of Section 3, applicable U.K. statutory reductions.

13. Executive’s Representations; No Delegation. Executive hereby represents and warrants that he is not precluded, by any agreement to which he is a party or to which he is subject, from executing and delivering this Agreement, and that this Agreement and his performance of the duties and responsibilities set forth herein does not violate any such agreement. Executive shall indemnify and hold harmless the Company and its parents, subsidiaries and affiliates and their officers, directors, employees, agents and advisors for any liabilities, losses and costs (including reasonable attorney’s fees) arising from any breach or alleged breach of the foregoing representation and warranty. Executive shall not delegate his employment obligations under this Agreement to any other person.

14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed in that state, without regard to its conflict of laws provisions.

15. Entire Agreement; Amendment. This Agreement supersedes all prior agreements between the parties with respect to its subject matter, is intended (with the documents referred to herein) as a complete and exclusive statement of the terms of the agreement between the parties with respect thereto and may be amended only by a writing signed by all parties hereto.

16. Notices. Any notice or other communication made or given in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand, by facsimile transmission, by a nationally recognized overnight delivery service or mailed by registered mail, return receipt requested, to a party at his or its address set forth below or at such other address as a party may specify by notice to the others:

                                 If to the Company or MKHL:

                                         c/o Michael Kors (USA), Inc.

                                         11 West 42nd Street, 28th Floor

                                         New York, NY 10036

                                         Fax: 646-354-4824

                                         Attention: General Counsel

                                 If to Executive:

                                         At the home address on file with the Company

                                         Fax: 516-365-6872

                                 with a copy to:

                                         Schlesinger Gannon & Lazetera LLP

                                         535 Madison Avenue

                                         New York, NY 10022

                                         Fax: 212-652-3789

                                         Attention: Sanford J. Schlesinger, Esq.

or to such other addresses as either party hereto may from time to time specify to the other. Any notice given as aforesaid shall be deemed received upon actual delivery.

17. Assignment. Except as otherwise provided in this Section 17 and Section 1(c), this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors and assigns. This Agreement shall not be assignable by Executive and shall be assignable by the Company and MKHL, in whole or in part, only (i) to MKHL or any of its subsidiaries and (ii) subject to compliance with Section 1(c).

18. Severability. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement, or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted.

19. Waiver. The failure of any party to insist upon strict adherence to any term or condition of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

20. Section Headings. The section headings contained in this Agreement are for reference purpose only and shall not affect in any way the meaning or interpretation of this Agreement.

21. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be considered an original, but all of which together shall constitute the same instrument.

22. Arbitration. Any dispute or claim between the parties hereto arising out of, or in connection with, this Agreement and/or Executive’s employment shall become a matter for arbitration; provided, however, that Executive acknowledges and agrees that in the event of any alleged violation of Section 9 hereof, the Company and any of its parents, subsidiaries and affiliates shall be entitled to obtain from any court in the State of New York, temporary, preliminary or permanent injunctive relief as well as damages, which rights shall be in addition to any other rights or remedies to which it may be entitled. The arbitration shall take place in New York City and shall be before a neutral arbitrator in accordance with the Commercial Rules of the American Arbitration Association; provided however, that to the extent such arbitration involves any allegation(s) of a violation of any law, rule or regulation which prohibits discrimination in employment, the arbitrator shall apply the National Rules for the Resolution of Employment Disputes (as modified) of the American Arbitration Association then existing in determining the damages, if any, to be awarded and the allocation of costs and attorneys fees between or among the parties. The decision or award of the arbitrator shall be final and binding upon the parties hereto. The parties shall abide by all awards recorded in such arbitration proceedings, and all such awards may be entered and executed upon in any court having jurisdiction over the party against whom or which enforcement of such award is sought.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

MICHAEL KORS (USA), INC.

By:	/s/ Joseph B. Parsons
Name: Title:	Joseph B. Parsons EVP, CFO, COO & Treasurer

MICHAEL KORS HOLDINGS LIMITED

By:	/s/ Joseph B. Parsons
Name:	Joseph B. Parsons
Title:	EVP, CFO, COO & Treasurer

/s/ John D. Idol
JOHN D. IDOL